EXHIBIT 99.1

America's Car-Mart Reports Diluted Earnings Per Share of $.79 on Revenue Increase of 3.9% to $127 Million

BENTONVILLE, Ark., Aug. 20, 2014 (GLOBE NEWSWIRE) -- America's Car-Mart, Inc. (Nasdaq:CRMT) today announced its operating results for the first quarter of fiscal 2015.

Highlights of first quarter operating results:

  Net income of $7.3 million - $.79 per diluted share vs. $.79 per diluted share for prior year quarter
  Revenues of $127 million compared to $123 million for the prior year quarter with same store revenue decrease of 1.5%
  Retail unit sales increase of 7.9% to 11,482 from 10,643 for the prior year quarter with productivity flat at 28.4 retail units sold per store per month (up from 26.9 sequentially)
  Average retail sales price decreased $372 to $9,464 or 3.8% from the prior year quarter and decreased $321 or 3.3% sequentially
  Collections as a percentage of average Finance Receivables increased to 14.1% from 13.8% for the prior year quarter
  Net Charge-offs as a percent of average finance receivables of 6.3%, up slightly from 6.2% for prior year quarter
  Provision for credit losses of 24.6% of sales vs. 24.3% for prior year quarter
  Selling, General and Administrative Expenses at 18.4% of sales vs. 18.0% for prior year quarter
  Opened two new dealerships during the quarter  - dealership count now at 136
  Active accounts base approximately 63,000, up approximately 2,000 accounts since April 30, 2014
  Debt to equity of 43.2% and debt to finance receivables of 23.8%
  Allowance for credit losses at 23.8% of finance receivables at July 31, 2014
  Strong cash flows supporting the increase in revenues, the $17.0 million increase in finance receivables, $1.0 million in net capital expenditures and the $2.8 million in common stock repurchases (74,683 shares) with a $2.8 million decrease in total debt

"We are pleased with our results for the quarter, especially the sequential improvement in per store productivity. We continue to get better with our lot level execution on the sales side and will push hard with our 33 + year effort to attract good, hard-working customers looking for quality vehicles, affordable payment terms and excellent service. We have always known that how we serve our customers is the absolute best way to maximize their success potential and to help them own their vehicles at the end of the contract term. Our success in the current environment is proving this out as we expected," said William H. ("Hank") Henderson, President and Chief Executive Officer of America's Car-Mart (the "Company"). "As we have mentioned previously, we are proud of the fact that our average retail sales price has decreased making our offering more affordable for our customers. While other finance companies are seeing significant increases in average contract balances and term lengths, we continue to swim upstream by taking the longer term view from our customers' perspective. Our average contract balance and our average originating term are both down from this time last year. We will continue to do everything in our power to help customers succeed. That has been and will always be our primary focus."

"We finished the quarter with 136 dealerships, an increase of 10 from this time last year. We expect to open a total of 8 new dealerships for the current fiscal year and then return back to a more historical store opening rate for 2016 and beyond," added Mr. Henderson. "We sold 11,482 retail units during the quarter, a 7.9% increase, and the average retail units sold per store per month was a healthy 28.4. We remain convinced that the business model will continue to support significant unit volume expansion. We are excited about our future."

"While the operating environment remains very challenging, we are happy to see the leveling off of our net charge-offs, the improvement in collections and the reduction in our accounts over 30 days past due. We continue to face headwinds on the competitive side and from the macro-economic side as related to factors affecting our customer base. However, with each passing month we are gaining more clarity on how the business model performs in a perfect storm stress test. We are encouraged. We have always felt that our offering is the best way to serve our customers' basic transportation needs and we will stay focused on customer success," said Jeff Williams, Chief Financial Officer of America's Car-Mart. "While charge-offs remain above historical levels, we feel confident we can effectively manage our losses and produce very attractive cash-on-cash returns on the capital we employ in growing the business. We would love to see a better operating environment as that would translate into higher customer success rates, but we will remain focused on the things we can control. On another note, the lower average retail sales price does put short-term pressure on operating expense leverage but our focus is on the long-term and keeping our transactions affordable. The lower average sales price, which results from a lower purchase cost, helps keep the cash cost of running the business down allowing us to continue to expand without incurring significant additional debt. We do expect some operating leverage in the future as we grow the top line but the exact timing is hard to pinpoint."

"As always, we believe in maintaining a very conservative balance sheet, especially in the current operating environment. Our debt to equity ratio was 43.2% and our debt to finance receivables ratio was 23.8% at the end of the quarter. We repurchased 74,683 shares of common stock during the quarter and since February 1, 2010 we have repurchased 3.3 million shares, or almost 28% of our Company's common stock. We believe in the long-term value of the Company and plan to invest in the repurchase program when favorable conditions are present, but our first priority for capital allocation will continue to be to support the healthy growth of the business, especially if the operating environment improves," added Mr. Williams. "We will continue to stay focused on cash returns and our future is bright."

Conference Call

Management will be holding a conference call on Thursday, August 21, 2014 at 11:00 a.m. Eastern Time to discuss first quarter results. A live audio of the conference call will be accessible to the public by calling (877) 776-4031. International callers dial (631) 291-4132. Callers should dial in approximately 10 minutes before the call begins. A conference call replay will be available one hour following the call for thirty days and can be accessed by calling (855) 859-2056 (domestic) or (404) 537-3406 (international), conference call ID # 84667486.

About America's Car-Mart

America's Car-Mart, Inc. (the "Company") operates 136 automotive dealerships in ten states and is one of the largest publicly held automotive retailers in the United States focused exclusively on the "Integrated Auto Sales and Finance" segment of the used car market. The Company emphasizes superior customer service and the building of strong personal relationships with its customers. The Company operates its dealerships primarily in small cities throughout the South-Central United States selling quality used vehicles and providing financing for substantially all of its customers. For more information, including investor presentations, on America's Car-Mart, please visit our website at www.car-mart.com.

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements address the Company's future objectives, plans and goals, as well as the Company's intent, beliefs and current expectations regarding future operating performance and can generally be identified by words such as "may," "will," "should," "could, "believe," "expect," "anticipate," "intend," "plan," "foresee," and other similar words or phrases. Specific events addressed by these forward-looking statements include, but are not limited to:

  new dealership openings;
  performance of new dealerships;
  same store revenue growth;
  future overall revenue growth;
  the Company's collection results, including but not limited to collections during income tax refund periods;
  repurchases of the Company's common stock; and
  the Company's business and growth strategies.

These forward-looking statements are based on the Company's current estimates and assumptions and involve various risks and uncertainties. As a result, you are cautioned that these forward-looking statements are not guarantees of future performance, and that actual results could differ materially from those projected in these forward-looking statements. Factors that may cause actual results to differ materially from the Company's projections include, but are not limited to:

  the availability of credit facilities to support the Company's business;
  the Company's ability to underwrite and collect its accounts effectively, including but not limited to collections during income tax refund periods;
  competition;
  dependence on existing management;
  availability of quality vehicles at prices that will be affordable to customers;
  changes in financing laws or regulations; and
  general economic conditions in the markets in which the Company operates, including but not limited to fluctuations in gas prices, grocery prices and employment levels.

Additionally, risks and uncertainties that may affect future results include those described from time to time in the Company's SEC filings. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made.

America's Car-Mart, Inc.
Consolidated Results of Operations
(Operating Statement Dollars in Thousands)
(unaudited)
			% Change	As a % of Sales
	Three Months Ended		2014	Three Months Ended
	July 31,		vs.	July 31,
	2014	2013	2013	2014	2013
Operating Data:
Retail units sold	11,482	10,643	7.9%
Average number of stores in operation	135	125	8.0
Average retail units sold per store per month	28.4	28.4	--
Average retail sales price	$ 9,464	$ 9,836	(3.8)
Same store revenue growth	(1.5)%	5.6%
Net charge-offs as a percent of average Finance Receivables	6.3%	6.2%
Collections as a percent of average Finance Receivables	14.1%	13.8%
Average percentage of Finance Receivables-Current (excl. 1-2 day)	81.6%	80.5%
Average down-payment percentage	6.9%	6.6%

Period End Data:
Stores open	136	126	7.9%
Accounts over 30 days past due	4.7%	5.4%
Finance Receivables, gross	$ 396,317	$ 379,920	4.3%

Operating Statement:
Revenues:
Sales	$ 113,459	$ 109,149	3.9%	100.0%	100.0%
Interest income	13,917	13,395	3.9	12.3	12.3
Total	127,376	122,544	3.9	112.3	112.3

Costs and expenses:
Cost of sales	65,471	62,789	4.3	57.7	57.5
Selling, general and administrative	20,820	19,647	6.0	18.4	18.0
Provision for credit losses	27,876	26,530	5.1	24.6	24.3
Interest expense	675	790	(14.6)	0.6	0.7
Depreciation and amortization	918	777	18.1	0.8	0.7
Loss on Disposal of Property and Equipment	--	41	(100.0)	--	--
Total	115,760	110,574	4.7	102.0	101.3

Income before taxes	11,616	11,970		10.2	11.0

Provision for income taxes	4,356	4,429		3.8	4.1

Net income	$ 7,260	$ 7,541		6.4	6.9

Dividends on subsidiary preferred stock	$ (10)	$ (10)

Net income attributable to common shareholders	$ 7,250	$ 7,531

Earnings per share:
Basic	$ 0.83	$ 0.83
Diluted	$ 0.79	$ 0.79

Weighted average number of shares outstanding:
Basic	8,716,344	9,020,228
Diluted	9,143,062	9,492,852

America's Car-Mart, Inc.
Consolidated Balance Sheets and Other Data
(unaudited)
(Dollars in Thousands)

	July 31,	April 30,
	2014	2014

Cash and cash equivalents	$ 309	$ 289
Finance receivables, net	$ 306,791	$ 293,299
Inventory	$ 33,028	$ 30,115
Total assets	$ 379,936	$ 363,297
Total debt	$ 94,220	$ 97,032
Treasury stock	$ 110,061	$ 107,301
Stockholders' equity	$ 218,185	$ 213,006
Shares outstanding	8,680,245	8,735,842

Finance receivables:
Principal balance	$ 396,317	$ 379,332
Deferred revenue - payment protection plan	(13,762)	(13,233)
Deferred revenue - service contract	(6,395)	(4,234)
Allowance for credit losses	(89,526)	(86,033)

Finance receivables, net of allowance and deferred revenue	$ 286,634	$ 275,832

Allowance as % of principal balance net of deferred revenue	23.8%	23.8% (1)

Changes in allowance for credit losses:
	Three Months
	Ended July 31,
	2014	2013
Balance at beginning of period	$ 86,033	$ 75,345
Provision for credit losses	27,876	26,530
Charge-offs, net of collateral recovered	(24,383)	(23,067)
Balance at end of period	$ 89,526	$ 78,808

(1) The allowance as a percentage of principal balance net of deferred revenue for April 30, 2014 has been calculated net of deferred payment protection plan revenue and deferred service contract revenue. Previously the deferred service contract revenue was not included in this calculation. The amount of the allowance for credit losses did not change for April 30, 2014.
CONTACT: William H. ("Hank") Henderson, CEO at (479) 464-9944 or
         Jeffrey A. Williams, CFO at (479) 418-8021